 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(D)
of the Securities Exchange Act of 1934

November 18, 2019
Date of report (Date of earliest event reported)
_______________________
Valeritas Holdings, Inc.
(Exact name of registrant as specified in its charter)
________________________

Delaware	001-38038	46-5648907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Route 202, Suite 600 Bridgewater, NJ (Address of principal executive offices)	08807 (Zip Code)

Registrant's telephone number, including area code (908) 927-9920 (Former name or former address, if changed since last report) ________________________

Check the appropriate box below if the Form 8‑K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per value	VLRX	The Nasdaq Capital Market

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 25, 2019, Valeritas Holdings, Inc. (the “Company”) received a letter (the “MVLS Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that, based upon Nasdaq’s review of the Market Value of Listed Securities (“MVLS”) for the 30 consecutive business days preceding the date of the MVLS Notice, the Company did not comply with the minimum MVLS of $35 million as set forth in Nasdaq Listing Rule 5550(b)(2). The Company was provided with a period of 180 calendar days, or until December 23, 2019, in which to regain compliance with the MVLS requirement. In lieu of complying with the MVLS requirement, the Company could also regain compliance with Nasdaq if it achieved stockholders’ equity of at least $2.5 million by December 23, 2019, in accordance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard”).

On November 18, 2019, the Nasdaq staff (the “Staff”) sent a letter to the Company which stated that, based on the disclosure in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, evidencing stockholders’ equity of approximately $11.0 million, the Staff has determined that the Company complies with the Equity Standard. As a result, the Staff stated that the matter is now closed.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valeritas Holdings, Inc.

Dated: November 20, 2019                 By: s/ John E. Timberlake
Name: John E. Timberlake
Title: Chief Executive Officer